Exhibit 99.1

Media Contact:	Investor Contact:
Kathy Bushway	Troy Adair
Senior Vice President of Marketing	Treasurer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0472
Kbushway@homesavings.com	TAdair@homesavings.com

United Community Financial Corp. Announces Completion of

Acquisition of Ohio Legacy Corp.

Youngstown, Ohio (January 31, 2017) – United Community Financial Corp. (Nasdaq: UCFC), and Home Savings Bank, today announced it has closed its acquisition of Ohio Legacy Corp., North Canton, and its wholly owned banking subsidiary, Premier Bank & Trust.

“We are very pleased to welcome Premier employees and are looking forward to combining the Premier and Home Savings operations in late March”, says Gary Small, Home Savings President and CEO. Small added, “We also are pleased to welcome Louis Altman to our Board of Directors.” Mr. Altman previously served as Chairman of the Board of Ohio Legacy and Premier Bank.

Home Savings previously announced that Rick Hull, formerly President and CEO of Premier, will become Executive Vice President and Regional President for Home Savings with responsibility for Akron, Canton, Firelands and St. Clairsville business efforts across all lines of business. Hull has over 34 years commercial banking experience in the northeast Ohio market.

“Our team is excited to join Home Savings and about the expanded offerings that will be available to our customers. Home Savings already has shown strong commitment to our employees, clients and communities, and we expect that to continue,” says Hull.

Denise Penz, formerly EVP, COO and Wealth Manager for Premier, will become Executive Director of Wealth Management at Home Savings, with responsibility for Home Savings wealth management division, including trust, private banking, retirement plan services, brokerage and investment services. Penz has 20 years of banking experience.

Conversion of Premier systems and customers to Home Savings is scheduled for the weekend of March 25 – 26, 2017. Until then, Premier Bank customers will continue to bank as usual using Premier products and branches.

About United Community Financial Corp.

United Community Financial Corp. is approximately a $2.5 billion holding company headquartered in Youngstown, Ohio. Home Savings is a wholly owned subsidiary of UCFC with 35 retail banking offices and 12 loan production centers in Ohio, western Pennsylvania and West Virginia. Additional information on UCFC and Home Savings may be found on the Company’s web site: www.ir.ucfconline.com.

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